EXHIBIT 5.1

RICHARDSON & PATEL LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone: (212) 907-6686
Facsimile: (212) 907-6687

September 15, 2006

Remote Dynamics, Inc.
1155 Kas Drive, Suite 100
Richardson, Texas 75081

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Remote Dynamics, Inc., a Delaware corporation (the “Company”), in connection with the Company's Registration Statement on Form S-8, dated the date hereof (as amended from time to time, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the 25,000,000 shares (the “Shares”) of the common stock, $0.01 par value per share (the “Common Stock”), of the Company, issuable pursuant to the terms and in the manner set forth in the Company’s 2006 Stock Plan (the “Plan”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B promulgated under the Securities Act.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Third Amended and Restated By-Laws, the Plan, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion.

We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on the part of the Company and, when issued pursuant to the terms and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable.

Remote Dynamics, Inc.
September 15, 2006

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished solely for the Company’s benefit in connection with the issuance, offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ RICHARDSON & PATEL LLP

RICHARDSON & PATEL LLP